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                                                                     Exhibit 8.2

                      [LETTERHEAD OF FOLEY, HOAG & ELIOT LLP]


                                February 24, 1999


PRI AUTOMATION, INC.
805 Middlesex Turnpike
Billerica, MA 01821-3986

        Re:    REGISTRATION STATEMENT ON FORM S-3 OF PRI AUTOMATION, INC.

Ladies and Gentlemen:

        Reference is made to the information set forth under the heading "Income Tax Considerations -- United States Federal Income Tax Considerations" (the "United States Tax Summary") contained in the Registration Statement on Form S-3 (Registration No. 333-69721) (as amended, the "Registration Statement"), filed by PRI Automation, Inc. (the "Company"), with the Securities and Exchange Commission (the "SEC") for the purpose of registering 2,490,516 shares of common stock, par value $.01 per share, of the Company ("PRI Common Stock") (i) issuable upon exchange or redemption of certain exchangeable shares (the "Exchangeable Shares") of Promis Systems Corporation Ltd., a corporation organized under the Canada Business Corporations Act ("Promis"), which Exchangeable Shares are to be authorized upon the filing of certain articles of arrangement of Promis pursuant to the terms of a Plan of Arrangement involving the Company, Promis and 1325949 Ontario Inc., an Ontario corporation and a wholly owned subsidiary of the Company ("Subco"), that was approved by the Ontario Court of Justice (General Division -- Commercial List) on January 29, 1999, and (ii) to be sold by LSI Logic Corporation.

        We have examined the law and such papers, including the Registration Statement as deemed necessary to render these opinions. As to questions of fact material to our opinions we have relied upon statements made in the Registration Statement, other than the United States Tax Summary, and such other documents as we have deemed appropriate and necessary. In our examination we have assumed that the Registration Statement, other than the United States Tax Summary, is complete and accurate in all material respects.


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PRI AUTOMATION, INC.
February 24, 1999
Page 2


        The opinions rendered herein are based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department proposed, temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. The opinions rendered below are not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinions rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. In particular, we note that the tax consequences arising from the exchange of Exchangeable Shares for PRI Common Stock will be governed by legislation, administrative regulations and rulings, and judicial decisions in effect at the time of such exchange, none of which can be accurately predicted as of the date hereof.

        We express no opinion as to any United States federal income tax consequences other than those described below with respect to (1) the exchange of Exchangeable Shares for PRI Common Stock, (2) distributions with respect to the Exchangeable Shares, (3) distributions with respect to the PRI Common Stock and (4) the exchange therefor of PRI Common Stock. Furthermore, we express no opinion as to any state, local or foreign income or other tax consequences with respect to such exchanges or distributions. Finally, we express no opinion as to any United States federal income or other tax consequences with respect to the acquisition of the Exchangeable Shares or any other transaction other than such exchanges or distributions.

        Based on the foregoing, we are of opinion, as of the date hereof and under existing law, that for United States federal income tax purposes

        A. If the Tax-Free Requirements (as that term is hereinafter defined) are not met, then

        1. An individual citizen or resident of the United States for United States federal income tax purposes, a corporation or partnership created in the United States or under the laws of the United States or of any state, or an estate or trust, other than a foreign estate or trust, (a "U.S. Holder") that holds Exchangeable Shares as capital assets will generally recognize gain or loss on the receipt of PRI Common Stock in exchange for such Exchangeable Shares pursuant to such holder's right to exchange the Exchangeable Shares for PRI Common Stock;

        2. The gain or loss recognized by a U.S. Holder that exchanges Exchangeable Shares for PRI Common Stock will equal the difference between the fair market value of the PRI Common Stock at the time of the exchange and such holder's tax basis in such stock;

        3. The gain or loss recognized by a U.S. Holder that exchanges Exchangeable Shares for PRI Common Stock will be capital gain or loss, except that, with respect to any


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PRI AUTOMATION, INC.
February 24, 1999
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               declared but unpaid dividends on the Exchangeable Shares,
               ordinary income may be recognized by the holder thereof;

        4. Any capital gain or loss recognized by a U.S. Holder upon the exchange of Exchangeable Shares for PRI Common Stock will be long-term capital gain or loss if the U.S. Holder's holding period in the Exchangeable Shares is more than one year at the time of the exchange;

        5. A U.S. Holder that acquires PRI Common Stock in exchange for Exchangeable Shares will take as such holder's tax basis in the PRI Common Stock the fair market value of the PRI Common Stock received by the U.S. Holder at the time of the exchange;

        6. The holding period of the PRI Common Stock received by a U.S. Holder upon the exchange of Exchangeable Shares for PRI Common Stock will begin on the day after such exchange;

        7. Gain realized on the exchange of Exchangeable Shares for PRI Common Stock generally will be treated as United States source gain, except that, under the terms of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital (the "Tax Treaty"), such gain may be treated as sourced in Canada; and

        8. Any Canadian tax imposed on a U.S. Holder in connection with a U.S. Holder's exchange of Exchangeable Shares for PRI Common Stock may be available as a credit against United States federal income taxes, subject to applicable limitations. A U.S. Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

As used herein, the term Tax-Free Requirements shall mean the requirements generally applicable for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code, including, among other things, either

        1. at the time of the exchange of Exchangeable Shares for PRI Common Stock, at least 80 percent of the then outstanding Exchangeable Shares are held by Subco and in such exchange, Subco acquires Exchangeable Shares in exchange for PRI Common Stock; or


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PRI AUTOMATION, INC.
February 24, 1999
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        2.     the U.S. Holder receives PRI Common Stock from Subco and,
               contemporaneously with such exchange, Subco acquires at least 80 percent of the then outstanding Exchangeable Shares.

        B. If the exchange of Exchangeable Shares for PRI Common Stock satisfies the Tax-Free Requirements, then

        1. No U.S. Holder will recognize gain or loss on an exchange of Exchangeable Shares for PRI Common Stock;

        2. The tax basis of the PRI Common Stock to be received by a U.S. Holder will be the same as the basis of the Exchangeable Shares such U.S. Holder exchanged therefor; and

        3. The holding period of the PRI Common Stock to be received by a U.S. Holder will include the holding period of the Exchangeable Shares exchanged therefor, provided that such Exchangeable Shares are held as capital assets immediately prior to the exchange.

        C. With respect to U.S. Holders, while the matter is not free from doubt,

        1. Distributions, if any, with respect to the Exchangeable Shares should be treated as distributions from Promis;

        2. A U.S. Holder of Exchangeable Shares generally will be required to include in gross income, as ordinary income, distributions paid on the Exchangeable Shares to the extent paid out of the earnings and profits of Promis, as determined under United States federal income tax principles;

        3. Such distributions generally will be treated as foreign source passive income for foreign tax credit limitation purposes; and

        4. Subject to certain limitations, a U.S. Holder should generally be entitled to either a credit against such holder's United States federal income tax liability or a deduction in computing United States taxable income for Canadian income taxes withheld from distributions with respect to the Exchangeable Shares.


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PRI AUTOMATION, INC.
February 24, 1999
Page 5


        D. A holder of Exchangeable Shares that is not a U.S. Holder (a "Non-U.S. Holder") and that exchanges Exchangeable Shares for PRI Common Stock will not be subject to United States federal income tax on gain (if any) recognized on the exchange of the Exchangeable Shares, including an exchange for PRI Common Stock, unless such gain is effectively connected with a United States trade or business.

        E. While the matter is not free from doubt, distributions paid with respect to the Exchangeable Shares held by a Non-U.S. Holder should not be subject to United States withholding tax.

        F. To the extent paid out of the earnings and profits of the Company, distributions paid with respect to PRI Common Stock held by a Non-U.S. Holder generally will be subject to United States withholding tax at a rate of 30 percent. An applicable income tax treaty, however, may reduce that rate. In particular, distributions paid to a Non-U.S. Holder that is a resident of Canada will be subject to United States withholding tax at a maximum rate of 15 percent.

        G. Provided that the Company is not a United States real property holding corporation, a holder of PRI Common Stock that is a Non-U.S. Holder will not be subject to United States federal income tax on gain (if any) recognized on the sale or exchange of PRI Common Stock, unless such gain is effectively connected with a United States trade or business or unless the Non-U.S. Holder is an individual who was present in the United States for 183 days or more and who satisfies certain other conditions. If the Company is a United States real property holding corporation, a Non-U.S. Holder may be subject to withholding for United States federal income tax on the gross proceeds of such holder's sale of PRI Common Stock.

        We undertake no responsibility to update or supplement our opinion. We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "United States Federal Income Tax Considerations". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.


                                      Very truly yours,

                                      FOLEY, HOAG & ELIOT LLP


                                      By: /S/ RICHARD SCHAUL-YODER
                                         -------------------------------
                                          A Partner